Exhibit No. 99.1

Contacts:	Investors:	Media:

	Deborah R. Jacobson	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV Updates First-Quarter 2004 Results to Reflect Revision of Cumulative Effect of Change in Accounting Principle
Revision Reverses Net Loss of Approximately $1.1 Million to Net Income of Approximately $1.4 Million

PROVIDENCE, RHODE ISLAND, May 10, 2004 — LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today announced that it has updated its financial results for the first quarter ended March 31, 2004 to reflect a $3.3 million gain resulting from the revision of the cumulative effect of a change in accounting principle related to the consolidation of the financial statements of Banks Broadcasting, Inc. LIN TV Corp. owns a 50% non-voting interest in Banks Broadcasting, Inc. As a result of this revision, LIN TV Corp. will report revised net income of $1.4 million for the quarter compared to a previously reported net loss of $1.1 million, and net income of $0.03 per share compared to the previously reported net loss of $0.02 per share. A reconciliation of the revised financial information to that previously reported, as well as the complete revised income statement, is included in the attached financial exhibits.

The revision to the cumulative effect of a change in accounting principle resulted from additional discussions between LIN TV Corp. and its independent auditors regarding the appropriate methodology for consolidating the results of Banks Broadcasting, Inc., which became required on March 31, 2004 following the adoption of FASB Interpretation No. 46 (“FIN 46”). The revision reflects a change in the allocation of Banks Broadcasting, Inc.’s accumulated losses of $4.9 million, with 50% of such losses being attributed to the non-voting preferred stock rather than entirely to LIN TV Corp. as initially recorded.

About LIN TV

LIN TV Corp. is an owner and operator of network-affiliated television stations in mid-sized markets. Headquartered in Providence, Rhode Island, the Company operates 23 television stations in 13 markets, two of which are LMAs.

LIN TV Corp. also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which is now consolidated with LIN as a result of FIN 46 and which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

#       #       #

LIN TV CORP.

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three months ended
	March 31,

	2004	2003

Net revenues	$79,844	$73,627
Operating costs and expenses:
Direct operating (excluding depreciation of $7.5 million and $7.7 million for the three months ended March 31, 2004 and 2003, respectively)	24,630	24,217
Selling, general and administrative	22,500	20,753
Amortization of program rights	5,724	5,200
Corporation	4,098	3,920
Depreciation and amortization of intangible assets	7,776	7,988

Total operating costs	64,728	62,078

Operating income	15,116	11,549
Other (income) expense:
Interest expense	11,739	20,521
Investment income	(85)	(380)
Share of (income) loss in equity investments	(167)	289
Gain on derivative instruments	(990)	—
Loss on extinguishment of debt	2,937	29,525
Other, net	(119)	47

Total other expense, net	13,315	50,002
Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	1,801	(38,453)
Provision for income taxes	3,797	2,422

Loss from continuing operations before cumulative effective of change in accounting principle	(1,996)	(40,875)
Discontinued operations:
Income from discontinued operations, net of tax provision of $206 for the three months ended March 31, 2004 and 2003	(69)	(8)
Cumulative effect of change in accounting principle, net of tax effect of $0	(3,290)	—

Net income (loss)	$1,363	$(40,867)

Basic and diluted income (loss) per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.04)	$(0.82)
Income from discontinued operations, net of tax	—	—
Cumulative effect of change in accounting principle, net of tax	0.07	—
Net income (loss)	0.03	(0.82)
Weighted — average number of common shares outstanding used in calculating basic and diluted loss per common share	50,194	49,904
Supplemental Financial Data:
Debt outstanding	$692,971	$753,951
Cash and cash equivalents	12,492	20,194
Capital expenditures	1,740	6,096
Program rights payments (excludes WEYI)	5,925	5,326
Capital distributions from equity investments	1,630	1,630
Cash taxes	—	2,651
Station non-cash items	277	268
Interest Expense Components:
Senior Credit Facility	$1,957	$1,537
$300,000, 8 3/8% Senior Subordinated Notes	—	6,281
$200,000, 6 1/2% Senior Subordinated Notes	3,250	—
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	781	—
$180,485, 8% Senior Notes	3,719	4,200
$276,000, 10% Senior Discount Notes	—	330
$100,000, 10% Senior Discount Notes	—	194

Interest expense before amortization of discount and deferred financing fees	9,707	12,542
Amortization of discount and deferred financing fees	2,032	7,979

Total interest expense	$11,739	$20,521

LIN TV CORP.

Unaudited Reconciliation of Revised Net Income
(In thousands, except per share information)

	Three months ended March 31, 2004

	As previously
	reported	Adjustment	Revised

Income from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	$1,801	—	$1,801
Provision for income taxes	3,797	—	3,797

Loss from continuing operations before cumulative effective of change in accounting principle	(1,996)	—	(1,996)
Discontinued operations:
Income from discontinued operations, net of tax provision of $206 for the three months ended March 31, 2004 and 2003	(69)	—	(69)
Cumulative effect of change in accounting principle, net of tax effect of $0	(819)	(2,471)	(3,290)

Net (loss) income	$(1,108)	$2,471	$1,363

Basic and diluted (loss) income per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.04)	$—	$(0.04)
Income from discontinued operations, net of tax	—	—	—
Cumulative effect of change in accounting principle, net of tax	0.02	0.05	0.07
Net (loss) income	(0.02)	0.05	0.03
Weighted — average number of common shares outstanding used in calculating basic and diluted loss per common share	50,194		50,194